                                                                      EXHIBIT 21

                         SUBSIDIARIES OF TRAFFIX, INC.

                                                                   STATE OF INCORPORATION
SUBSIDIARY                                                            OR ORGANIZATION
----------                                                         ----------------------
 1.  GroupLotto, Inc.                                                 Delaware
 2.  MultiBuyer, Inc.                                                 Delaware
 3.  Traffix Wireless, Inc.                                           Delaware
 4.  Quintel E-Mail, Inc.                                             Delaware
 5.  Quintelcomm, Inc.                                                Delaware
 6.  Quintel Financial Information Services, Inc.                     Delaware
 7.  Calling Card Company, Inc.                                       New York
 8.  New Lauderdale L.C                                                Florida
 9.  N.L. Corp.                                                       Delaware
10.  Creative Direct Marketing, Inc.                                  Delaware
11.  Quintel Hair Products, Inc.                                      Delaware
12.  Quintel Products, Inc.                                           Delaware
13.  Quintelco., Inc.                                                 Delaware
14.  Quintel Psychic Zone, Inc.                                       Delaware
15.  Quintel LaBuick Products, LLC                                    Delaware